November 2018

Preliminary Terms No. 1,195

Registration Statement Nos. 333-221595; 333-221595-01

Dated November 5, 2018

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. If the final level of each underlying is greater than or equal to 70% of its respective initial level, which we refer to as the respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of at least $152.50 per security (to be determined on the pricing date). However, if the final level of either underlying is less than its respective downside threshold value, the payment at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final level of the worst performing underlying from its initial level. Under these circumstances, the payment at maturity will be less than $700 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlyings, a decline in either final level below 70% of its respective initial level will result in a significant loss on your investment, even if the other underlying has appreciated or has not declined as much. The securities are for investors who seek an equity-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlyings and forgo current income and returns above the fixed upside payment in exchange for the upside payment feature that applies only if the final level of each underlying is greater than or equal to its respective downside threshold value. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$1,000 per security
Stated principal amount:		$1,000 per security
Pricing date:		November 7, 2018
Original issue date:		November 13, 2018 (3 business days after the pricing date)
Maturity date:		May 12, 2020
Aggregate principal amount:		$
Interest:		None
Underlyings:		The S&P 500® Index (the “SPX Index”) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Shares,” or the “Fund”)
Payment at maturity:

•    If the final level of each underlying is greater than or equal to its respective downside threshold value:

$1,000 + the upside payment

•    If the final level of either underlying is less than its respective downside threshold value, meaning the value of either underlying has declined by more than 30% from its respective initial level to its respective final level:

$1,000 × performance factor of the worst performing underlying

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 30%, and possibly all, of your investment.

Upside payment:		$At least 152.50 per security (15.25% of the stated principal amount). The actual upside payment will be set on the pricing date.
Performance factor:		With respect to each underlying, final level / initial level
Worst performing underlying:		The underlying that has declined the most, meaning that it has the lesser performance factor
Initial level:		With respect to the SPX Index, , which is the closing level of such underlying on the pricing date With respect to the XOP Shares, $ , which is the closing level of such underlying on the pricing date
Downside threshold value:		With respect to the SPX Index, , which is 70% of the initial level for such underlying With respect to the XOP Shares, $ , which is 70% of the initial level for such underlying
Final level:		With respect to each underlying, the closing level of such underlying on the valuation date
Closing level:

With respect to the SPX Index, on any index business day, the index closing value of such underlying on such day

With respect to the XOP Shares, on any trading day, the closing price of one XOP Share on such day times the adjustment factor on such day

Valuation date:		May 7, 2020, subject to postponement for non-index business days and non-trading days, as applicable, and certain market disruption events
Adjustment factor:		With respect to the XOP Shares, 1.0, subject to adjustment in the event of certain events affecting the XOP Shares
CUSIP / ISIN:		61768DQX6 / US61768DQX65
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $965.90 per security, or within $10.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$15.00(1)	$982.50
$2.50(2)
Total	$	$	$

(1) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15.00 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2) Reflects a structuring fee payable to selected dealers and their financial advisors by the agent or its affiliates of $2.50 per security.

(3) See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2017	Index Supplement dated November 16, 2017	Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlyings that provides a fixed return of at least 15.25% (to be determined on the pricing date) if the final level of each underlying is greater than or equal to its respective downside threshold value;

▪	To enhance returns and potentially outperform the worst performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF in a moderately bullish or moderately bearish scenario;

▪	To obtain limited protection against the loss of principal in the event of a decline of the underlyings as of the valuation date, but only if the final level of each underlying is greater than or equal to its respective downside threshold value.

If the final level of either underlying is less than its downside threshold value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final level of the worst performing underlying from its respective initial level.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 1.5 years
Upside payment:	At least $152.50 per security (15.25% of the stated principal amount, to be determined on the pricing date), payable only if the final level of each underlying is greater than or equal to its respective downside threshold value.
Downside threshold value:	For each underlying, 70% of the respective initial level
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $965.90, or within $10.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date,

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

Key Investment Rationale

The securities provide a return based on the performance of the worst performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF. If the final level of each underlying is greater than or equal to its respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of at least $152.50 per security (to be determined on the pricing date). However, if, as of the valuation date, the value of either underlying is less than its respective downside threshold value, the payment due at maturity will be less than $700 per security and could be zero.

Upside Scenario	If the final level of each underlying is greater than or equal to its respective downside threshold value, the payment at maturity for each security will be equal to $1,000 plus the upside payment of at least $152.50. The actual upside payment will be set on the pricing date.
Downside Scenario

If the final level of either underlying is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying from its initial level, without any buffer (e.g., a 50% depreciation in the worst performing underlying from the respective initial level to the respective final level will result in a payment at maturity of $500 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlyings, a decline in either underlying below its respective downside threshold value will result in a loss of a significant portion or all of your investment, even if the other underlying has appreciated or has not declined as much.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial levels and downside threshold values will be determined on the pricing date.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Level:	With respect to the SPX Index: 2,200 With respect to the XOP Shares: $35
Hypothetical Downside Threshold Value:	With respect to the SPX Index: 1,540, which is 70% of its hypothetical initial level With respect to the XOP Shares: $24.50, which is 70% of its hypothetical initial level
Hypothetical Upside Payment:	$152.50 (15.25% of the stated principal amount). The actual upside payment will be set on the pricing date.
Interest:	None

EXAMPLE 1: Both underlyings appreciate substantially, and investors therefore receive the stated principal amount plus the upside payment.

Final level		SPX Index: 3,960
XOP Shares: $66.50
Performance factor		SPX Index: 3,960 / 2,200 = 180% XOP Shares: $66.50 / $35 = 190%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $152.50
	=	$1,152.50

In example 1, the final level for the SPX Index has increased from its initial level by 80%, and the final level for the XOP Shares has increased from its initial level by 90%. Because the final level of each underlying is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the hypothetical upside payment of $152.50. Investors receive $1,152.50 per security at maturity and do not participate in the appreciation of either underlying. Although both underlyings have appreciated substantially, the return on the securities is limited to the stated principal amount plus the hypothetical fixed upside payment of $152.50.

EXAMPLE 2: The final levels of both underlyings are at or above their respective downside threshold values, and investors therefore receive the stated principal amount plus the upside payment.

Final level		SPX Index: 1,870
XOP Shares: $31.50
Performance factor		SPX Index: 1,870 / 2,200 = 85% XOP Shares: $31.50 / $35 = 90%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $152.50
	=	$1,152.50

In example 2, the final level for the SPX Index has decreased from its initial level by 15%, and the final level for the XOP Shares has decreased from its initial level by 10%. Because the final level of each underlying is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the hypothetical

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

upside payment of $152.50. Although both underlyings have depreciated, investors receive $1,152.50 per security at maturity.

EXAMPLE 3: The final level of one of the underlyings is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying from its initial level.

Final level		SPX Index: 2,640
XOP Shares: $22.75
Performance factor		SPX Index: 2,640 / 2,200 = 120% XOP Shares: $22.75 / $35 = 65%
Payment at maturity	=	$1,000 × performance factor of the worst performing underlying
	=	$1,000 × 65%
	=	$650

In example 3, the final level for the SPX Index has increased from its initial level by 20%, and the final level for the XOP Shares has decreased from its initial level by 35%. Because one of the underlyings has declined below its respective downside threshold value, investors do not receive the upside payment and instead are exposed to the full negative performance of the XOP Shares, which is the worst performing underlying in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying from its initial level. In this example, investors receive a payment at maturity equal to $650 per security, resulting in a loss of 35%.

EXAMPLE 4: The final levels of both underlyings are less than their respective downside threshold values. Investors are therefore exposed to the full decline in the worst performing underlying from its initial level.

Final level		SPX Index: 440
XOP Shares: $14
Performance factor		SPX Index: 440 / 2,200 = 20% XOP Shares: $14 / $35 = 40%
Payment at maturity	=	$1,000 × performance factor of the worst performing underlying
	=	$1,000 × 20%
	=	$200

In example 4, the final level for the SPX Index has decreased from its initial level by 80%, and the final level for the XOP Shares has decreased from its initial level by 60%. Because one or more underlyings have declined below their respective downside threshold values, investors do not receive the upside payment and instead are exposed to the full negative performance of the SPX Index, which is the worst performing underlying in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying from its initial level. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final level of either of the underlyings is less than its respective downside threshold value, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying from its initial level over the term of the securities, and you will lose a significant portion or all of your investment.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final level of each underlying. If the final level of either underlying is less than 70% of its respective initial level, you will not receive the fixed upside payment and you will instead receive at maturity an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final level of the worst performing underlying from its initial level over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪	You are exposed to the price risk of both underlyings. Your return on the securities is not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Poor performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If the final level of either underlying declines to below 70% of its respective initial level, you will be fully exposed to the negative performance of the worst performing underlying at maturity, even if the other underlying has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlyings.

▪	Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying. With two underlyings, it is more likely that the final level of either underlying will decline to below its respective downside threshold value than if the securities were linked to only one underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

▪	Appreciation potential is fixed and limited. Where the final level of each underlying is greater than or equal to its respective downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of at least $152.50 per security (15.25% of the stated principal amount), even if both underlyings have appreciated substantially. The actual upside payment will be determined on the pricing date.

▪	The amount payable on the securities is not linked to the values of the underlyings at any time other than the valuation date. The final levels will be the closing levels on the valuation date, subject to postponement for non-index business days and non-trading days, as applicable, and certain market disruption events. Even if the value of the worst performing underlying appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying prior to such drop. Although the actual value of the worst performing underlying on the stated maturity date or at other times during the term of the securities may be higher than its respective final level, the payment at maturity will be based solely on the closing level of the worst performing underlying on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the values of the underlyings at any time (including in relation to their initial levels),

▪	the volatility (frequency and magnitude of changes in value) of the underlyings and of the stocks composing the SPX Index and the share underlying index,

▪	dividend rates on the securities underlying the SPX Index and the share underlying index,

▪	interest and yield rates in the market,

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlyings or securities markets generally and which may affect the value of the underlyings,

▪	the time remaining until the maturity of the securities,

▪	the composition of the underlyings and changes in the constituent stocks of the SPX Index and the share underlying index,

▪	the occurrence of certain events affecting the XOP Shares that may or may not require an adjustment to the adjustment factor, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlyings based on their historical performance. If the final level of either underlying is less than 70% of its respective initial level, you will be exposed on a 1-to-1 basis to the full decline in the final level of the worst performing underlying from its respective initial level. There can be no assurance that the final level of each underlying will be greater than or equal to 70% of its respective initial level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment..

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry. The stocks included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “share underlying index”) and that are generally tracked by the XOP Shares are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

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Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF due May 12, 2020

Principal at Risk Securities

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the share underlying index to decline during the term of the securities

▪	Adjustments to the SPX Index could adversely affect the value of the securities. The publisher of the SPX Index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of the SPX Index. Any of these actions could adversely affect the value of the securities. The publisher of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance (depending also on the performance of the XOP Shares).

▪	Adjustments to the XOP Shares or the share underlying index could adversely affect the value of the securities. The investment adviser to the Fund, SSgA Funds Management, Inc. (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the XOP Shares and, consequently, the value of the securities. Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the XOP Shares, and consequently, the value of the securities.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XOP Shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the XOP Shares. However, the calculation agent will not make an adjustment for every event that could affect the XOP Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪	The performance and market price of the XOP Shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the XOP Shares. The XOP Shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the XOP Shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of XOP Shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the

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XOP Shares may impact the variance between the performances of XOP Shares and the share underlying index. Finally, because the shares of the XOP Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the XOP Shares may differ from the net asset value per share of the XOP Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the XOP Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the XOP Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the XOP Shares, and their ability to create and redeem shares of the XOP Shares may be disrupted. Under these circumstances, the market price of shares of the XOP Shares may vary substantially from the net asset value per share of the XOP Shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the XOP Shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the XOP Shares. Any of these events could materially and adversely affect the price of the shares of the XOP Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the XOP Shares on the valuation date, even if the XOP Shares’ shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the XOP Shares.

▪	Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the SPX Index or the share underlying index. Investing in the securities is not equivalent to investing in either underlying or the component stocks of the SPX Index or the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the SPX Index or the share underlying index.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial levels, the downside threshold values, the final levels, the performance factors, if applicable, the payment that you will receive at maturity, if any, and whether to make any adjustments to the adjustment factor. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value or the closing price, as applicable, of any underlying in the event of a market disruption event or discontinuance of the SPX Index or the share underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “---Discontinuance of the Underlying Shares of an Exchange-Traded Fund and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlyings and the share underlying index or their component stocks), including trading in the SPX Index, the stocks that constitute the share underlying index or the SPX Index as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlyings and other financial instruments related to the underlyings and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level of an underlying, and, therefore,

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could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying).

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on November 2, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,723.06
52 Weeks Ago:	2,579.85
52 Week High (on 9/20/2018):	2,930.75
52 Week Low (on 11/15/2017):	2,564.62

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2013 through November 2, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on November 2, 2018 was 2,723.06. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2013 to November 2, 2018

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S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter (through November 2, 2018)	2,925.51	2,641.25	2,723.06

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Principal at Risk Securities

SPDR® S&P® Oil & Gas Exploration & Production ETF Overview

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SPDR® Series Trust (“SPDR Trust”), a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the Securities and Exchange Commission by SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF is accurate or complete.

Information as of market close on November 2, 2018:

Bloomberg Ticker Symbol:	XOP UP
Current Share Price:	$36.18
52 Weeks Ago:	$34.88
52 Week High (on 10/3/2018):	$44.57
52 Week Low (on 2/8/2018):	$32.38

The following graph sets forth the daily closing prices of the XOP Shares for the period from January 1, 2013 through November 2, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing prices, of the XOP Shares for each quarter in the same period. The closing price of the XOP Shares on November 2, 2018 was $36.18. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The XOP Shares has at times experienced periods of high volatility, and you should not take the historical prices of the XOP Shares as an indication of its future performance.

XOP Shares Daily Closing Prices January 1, 2013 to November 2, 2018

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SPDR® S&P® Oil & Gas Exploration & Production ETF (CUSIP 78464A730)	High ($)	Low ($)	Period End ($)
2013
First Quarter	62.10	55.10	60.49
Second Quarter	62.61	54.71	58.18
Third Quarter	66.47	58.62	65.89
Fourth Quarter	72.74	65.02	68.53
2014
First Quarter	71.83	64.04	71.83
Second Quarter	83.45	71.19	82.28
Third Quarter	82.08	68.83	68.83
Fourth Quarter	66.84	42.75	47.86
2015
First Quarter	53.94	42.55	51.66
Second Quarter	55.63	46.43	46.66
Third Quarter	45.22	31.71	32.84
Fourth Quarter	40.53	28.64	30.22
2016
First Quarter	30.96	23.60	30.35
Second Quarter	37.50	29.23	34.81
Third Quarter	39.12	32.75	38.46
Fourth Quarter	43.42	34.73	41.42
2017
First Quarter	42.21	35.17	37.44
Second Quarter	37.89	30.17	31.92
Third Quarter	34.37	29.09	34.09
Fourth Quarter	37.64	32.25	37.18
2018
First Quarter	39.85	32.38	35.22
Second Quarter	44.22	34.03	43.06
Third Quarter	44.52	39.10	43.29
Fourth Quarter	44.57	34.61	36.18

This document relates only to the securities offered hereby and does not relate to the XOP Shares. We have derived all disclosures contained in this document regarding SPDR Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPDR Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding SPDR Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the XOP Shares (and therefore the price of the XOP Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPDR Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the XOP Shares.

We and/or our affiliates may presently or from time to time engage in business with SPDR Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPDR Trust, and

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neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the XOP Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of SPDR Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XOP Shares.

“S&P®”, “SPDR®” and “S&P® Oil & Gas Exploration & Production Select Industry Index®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or the SPDR Trust. S&P, MGH and the SPDR Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. S&P, MGH and the SPDR Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is an equal-weighted index designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Minimum ticketing size:	$1,000 / 1 security
SPX Index publisher:	S&P Dow Jones Indices LLC
Share underlying index:	The S&P® Oil & Gas Exploration & Production Select Industry Index®
Share underlying index publisher:	Standard & Poor’s Financial Services LLC
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the XOP Shares, in stocks of the SPX Index or the share underlying index and in futures and options contracts on the SPX Index, the XOP Shares, the share underlying index or their component stocks listed on major securities markets. Such purchase activity could potentially increase the initial level of either underlying, and, therefore, could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the SPX Index or the share underlying index, futures or options contracts on the SPX Index, the XOP Shares, the share underlying index or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-

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called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either

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directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $15.00 for each security they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of $2.50 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Jump, in the index supplement or in the prospectus.

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